Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
THIRD QUARTER 2017 RESULTS

•	Cash flow from operations of $32.1 million; free cash flow of $37.1 million, up $38.1 million from the second quarter 2017

•	U.S. onshore revenue up 11% sequentially from second quarter 2017

•	Substantial Tubular Sales orders pushed into fourth quarter 2017

•	International and Blackhawk margin improvement sequentially

November 2, 2017 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported revenues of $108.1 million and net income of $2.3 million, or $0.01 per diluted share, for the three months ended September 30, 2017. Adjusted net loss, excluding the after-tax impact of the tax receivable agreement liability decrease, establishment of tax valuation allowances, and severance and other charges, net of tax, was $25.5 million, or $0.11 per diluted share, for the three months ended September 30, 2017. Cash flow from operations was $32.1 million for the third quarter of 2017, up $30.1 million from the second quarter of 2017.

Company revenue of $108.1 million was down 8.1% from the second quarter of 2017, and up 2.8% compared to the third quarter of 2016. Adjusted EBITDA for the third quarter was $2.0 million, or 1.8% of revenue, and free cash flow was $37.1 million.

Adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, free cash flow, adjusted net loss and adjusted net loss per diluted share, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

“The third quarter results reflect our ongoing progress in the U.S. onshore market and management’s emphasis on cash flow generation. We still face headwinds in the Gulf of Mexico market as some of the anticipated projects were either deferred to the fourth quarter or postponed to a later date, however some of our other markets are showing signs of improvement in revenue and margins,” said Mike Kearney, the Company’s Chairman, President and Chief Executive Officer.

Mr. Kearney added, “We remain very optimistic about the future of Frank’s International as we continue to add proprietary technological solutions which differentiate us in the eyes of our customers. We have a number of opportunities for investing and expanding the business that meet our criteria and are consistent with our growth strategy. In an effort to maintain our outstanding liquidity profile and be positioned to invest in the business, the Board of Supervisory Directors has suspended the company dividend for the time being. Our goal is simple; we aspire to capitalize on opportunities, both organic and inorganic, to increase shareholder value.”

Segment Results

International Services
International Services revenue was $53.7 million in the third quarter of 2017, up 0.5% compared to the second quarter of 2017, and up 5.3% compared to the third quarter of 2016. The sequential improvement was driven by increased activity in Canada and Middle East, offset by declines in activity in Africa and Latin America.

Segment adjusted EBITDA for the third quarter of 2017 of $11.2 million, or 20.7% of revenue, was up 23.6% compared to the second quarter of 2017, and up 146% compared to the third quarter of 2016. Adjusted EBITDA increased sequentially due to improved business mix and a tax refund.

U.S. Services
U.S. Services revenue was $29.1 million in the third quarter of 2017, down 2.8% compared to the second quarter of 2017, and down 14.7% compared to the third quarter of 2016.

For the third quarter, onshore revenue within the U.S. Services segment of $14.3 million was up 11.2% compared to the second quarter of 2017, and up 78.4% compared to the third quarter of 2016. Sequential and year-over-year revenue increases were a result of increased rig activity and improved pricing of services.

Offshore revenue within the U.S. Services segment of $14.8 million for the third quarter was down 13.1% compared to the second quarter of 2017, and down 42.9% compared to the third quarter of 2016. Revenue decreased year-over-year and sequentially due to a decline in working rig count activity and lower pricing of services.

Segment adjusted EBITDA for the third quarter was a loss of $11.3 million, down $2.1 million from the second quarter of 2017. Adjusted EBITDA was lower due to decreased activity and lower realized pricing in the Gulf of Mexico offshore market.

Tubular Sales
Tubular Sales revenue was $7.7 million in the third quarter of 2017, down 52.3% compared to the second quarter of 2017, and down 61.6% compared to the third quarter of 2016. Revenue declined due to lower Gulf of Mexico offshore activity and customers delaying order delivery dates.

Segment adjusted EBITDA for the third quarter was a loss of $1.3 million, down $2.1 million from the second quarter of 2017. Adjusted EBITDA was lower due to revenue declines from lower sales volumes, partially offset by lower manufacturing costs.

Blackhawk
Blackhawk revenue for the third quarter of 2017 was $17.6 million, down 3.0% compared to the second quarter of 2017 due primarily to lower onshore product sales, partially offset by higher offshore product sales. Segment adjusted EBITDA for the quarter was $3.5 million, or 19.8% of revenue, up 17.3% compared to the second quarter of 2017 due to lower costs.

Rental and service revenue during the quarter was $9.7 million and product sales revenue was $7.9 million for the third quarter of 2017.

Technology and Service Delivery Highlights

In July, the Frank’s Technology and Engineering team completed a customized solution for a customer in Canada by deploying its reengineered Vertical Pipe Handling (VPH) Suspension System. The Frank’s VPH Suspension System was designed in response to site-specific conditions where rig floor space would not allow the utilization of other tong positioning systems. The interfacing of the Frank’s VPH Suspension System with the rig VPH allowed for the successful running of the customer’s 30-inch conductor casing string.

In August, Frank’s successfully completed its first commercial run of its new VersaFloTM drill pipe and casing flowback and circulation tool in the deepwater Gulf of Mexico. The VersaFloTM tool allows for critical fluid recovery during the running of liner and casing strings without the need for multiple tools, saving the customer time and improving safety. More runs of this innovative tool are planned in the fourth quarter and into 2018 as Frank’s expands its commercial fleet of this new technology across its global footprint.
Income Tax and Tax Receivable Agreement Items

Effective September 30, 2017, Frank’s International recorded a valuation allowance against its net deferred tax asset position due to a cumulative book loss for the most recent three-year period. The amount of deferred tax asset considered realizable and the related need for a valuation allowance may be adjusted in future periods as market conditions and Company financial performance improves.

Based on the history of losses, as well as uncertainty regarding the timing and amount of future taxable income, the Company is no longer able to conclude that there will be future tax savings that will lead to additional payouts under the tax receivable agreement (“TRA”) with Mosing Holdings, LLC beyond the estimated $2.1 million as of September 30, 2017 that represents 85% of the cash tax savings estimated to be realized in the 2016 federal income tax return of Frank’s International N.V. Additional TRA liability may be recognized in the future based on changes in expectations regarding the timing and likelihood of future cash savings.

The impact of these changes to the Company’s income statement earnings per share was a positive $0.13 per share for the third quarter. A reconciliation of adjusted earnings per share to earnings per share can be found in the tables below.

Capital Expenditures and Liquidity

Gross capital expenditures were $3.4 million for the third quarter of 2017, excluding $8.5 million of proceeds from sale of assets. The Company’s consolidated cash and cash equivalents and short-term investments at September 30, 2017 was $293.9 million, compared to $275.0 million at June 30, 2017, representing a sequential increase of $18.9 million. Short-term investments of $60.6 million consist of commercial paper with maturities of more than three months, but less than twelve months. At December 31, 2016, cash and cash equivalents was $319.5 million.

As of September 30, 2017, the Company had no outstanding indebtedness and $2.8 million in letters of credit outstanding under its $100 million credit facility, which has been reduced to approximately $30 million as a result of decreased adjusted EBITDA.

Conference Call

The Company will host a conference call to discuss third quarter results on Thursday, November 2, 2017 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 45862592. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 45862592#. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 days.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, which have declined significantly in recent periods, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that has been filed with the SEC and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of free cash flow, adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Free cash flow, adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider free cash flow, adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because free cash flow, adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, segment adjusted EBITDA, and adjusted EBITDA margin may be defined differently by other companies in the

Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines free cash flow as net cash provided by (used in) operating activities plus proceeds from sale of assets less capital expenditures. The Company defines adjusted net income (loss) as diluted net income (loss) available to common shareholders before severance and other charges, net of tax, merger and acquisition costs, net of tax, doubtful receivables related to Venezuela operations and net impacts of tax receivable agreement liability derecognition. The Company defines adjusted net income (loss) per diluted share as diluted net income (loss) available to common shareholders before severance and other charges, net of tax, merger and acquisition costs, net of tax, doubtful receivables related to Venezuela operations and net impacts of tax receivable agreement liability derecognition divided by diluted weighted average common shares. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss, equity-based compensation, tax receivable agreement liability derecognition, unrealized and realized gains or losses and other non-cash adjustments and unusual charges. The Company uses free cash flow and adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contact:
Blake Holcomb - Director, Investor Relations and Communications
blake.holcomb@franksintl.com
713-231-2463

FRANK'S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Revenues:
Equipment rentals and services	$92,547	$93,533	$85,698	$272,402	$312,132
Products	15,536	24,126	19,416	64,071	67,414
Total revenue	108,083	117,659	105,114	336,473	379,546

Operating expenses:
Cost of revenues, exclusive of depreciation and amortization
Equipment rentals and services (1)	60,981	60,777	57,307	178,865	189,965
Products (1)	10,750	17,567	16,029	45,162	51,446
General and administrative expenses (1)	39,963	42,419	39,677	125,107	138,586
Depreciation and amortization	30,650	30,951	26,545	92,700	84,278
Severance and other charges	1,648	(299)	14,534	2,386	18,858
(Gain) loss on sale of assets	(829)	210	(46)	(2,091)	(1,095)
Operating loss	(35,080)	(33,966)	(48,932)	(105,656)	(102,492)

Other income (expense):
Derecognition of the TRA liability	122,515	—	—	122,515	—
Other income (expense), net	(384)	598	984	348	2,145
Interest income, net	1,019	753	646	2,170	1,050
Mergers and acquisition expense	—	(10)	—	(459)	—
Foreign currency gain (loss)	1,839	599	(1,696)	3,184	(5,907)
Total other income (expense)	124,989	1,940	(66)	127,758	(2,712)

Income (loss) before income tax expense (benefit)	89,909	(32,026)	(48,998)	22,102	(105,204)
Income tax expense (benefit)	87,613	(6,076)	(6,800)	72,419	(15,311)
Net income (loss)	2,296	(25,950)	(42,198)	(50,317)	(89,893)
Net loss attributable to noncontrolling interest	—	—	(5,216)	—	(20,741)
Net income (loss) attributable to Frank's International N.V.	2,296	(25,950)	(36,982)	(50,317)	(69,152)
Preferred stock dividends	—	—	—	—	(1)
Net income (loss) available to Frank's International N.V. common shareholders	$2,296	$(25,950)	$(36,982)	$(50,317)	$(69,153)

Income (loss) per common share:
Basic	$0.01	$(0.12)	$(0.21)	$(0.23)	$(0.43)
Diluted	$0.01	$(0.12)	$(0.21)	$(0.23)	$(0.43)

Weighted average common shares outstanding:
Basic	223,056	222,914	177,125	222,847	162,656
Diluted	223,581	222,914	177,125	222,847	162,656

(1)
For the three months ended September 30, 2016, $10,305 and $2,792 have been reclassified from general and administrative expenses to equipment rentals and services and products, respectively, and $34,598 and $8,852, respectively, for the nine months ended September 30, 2016. The reclassifications better reflect managements' philosophy on assessing performance and allocating resources, as well as improve comparability to the Company's peer group.

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Revenue
International Services	$53,742	$53,499	$51,028	$153,851	$191,440
U.S. Services	29,065	29,905	34,057	89,936	119,955
Tubular Sales	7,701	16,141	20,029	40,787	68,151
Blackhawk	17,575	18,114	—	51,899	—
Total	$108,083	$117,659	$105,114	$336,473	$379,546

Segment Adjusted EBITDA:
International Services	$11,151	$9,022	$4,532	$25,459	$31,752
U.S. Services (1)	(11,322)	(9,238)	(5,995)	(27,775)	(13,018)
Tubular Sales	(1,333)	815	165	1,736	1,343
Blackhawk	3,477	2,965	—	7,653	—
Total	$1,973	$3,564	$(1,298)	$7,073	$20,077

(1)
Amounts previously reported as Corporate and other of $159 and $361 for the three and nine months ended September 30, 2016, respectively, have been reclassified to U.S. Services to conform to the current presentation. Adjusted EBITDA for the three and nine months ended September 30, 2016 differs from the previously reported due to the inclusion of amounts related to investigation-related matters of $1,779 and $5,054, respectively.

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Revenue	$108,083	$117,659	$105,114	$336,473	$379,546

Net income (loss)	$2,296	$(25,950)	$(42,198)	$(50,317)	$(89,893)
Interest income, net	(1,019)	(753)	(646)	(2,170)	(1,050)
Depreciation and amortization	30,650	30,951	26,545	92,700	84,278
Income tax expense (benefit)	87,613	(6,076)	(6,800)	72,419	(15,311)
(Gain) loss on sale of assets	(829)	210	(46)	(2,091)	(1,095)
Foreign currency (gain) loss	(1,839)	(599)	1,696	(3,184)	5,907
Derecognition of the TRA liability	(122,515)	—	—	(122,515)	—
Charges and credits (1)	7,616	5,781	20,151	22,231	37,241
Adjusted EBITDA	$1,973	$3,564	$(1,298)	$7,073	$20,077
Adjusted EBITDA margin	1.8%	3.0%	(1.2)%	2.1%	5.3%

(1)
Comprised of Equity-based compensation expense (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : $2,342, $3,415 and $3,828, respectively, and for the nine months ended September 30, 2017 and 2016 : $11,458 and $12,356, respectively), Mergers and acquisition expense (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : none, $10 and none, respectively, and for the nine months ended September 30, 2017 and 2016 : $459 and none, respectively), Severance and other charges (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : $1,648, $(299) and $14,534, respectively, and for the nine months ended September 30, 2017 and 2016 : $2,386 and $18,858, respectively), Unrealized and realized losses (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : $1,123, $1,088 and $10, respectively, and for the nine months ended September 30, 2017 and 2016 : $2,819 and $973, respectively) and investigation-related matters (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : $2,503, $1,567 and $1,779, respectively, and for the nine months ended September 30, 2017 and 2016 : $5,109 and $5,054, respectively).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Segment Adjusted EBITDA:
International Services	$11,151	$9,022	$4,532	$25,459	$31,752
U.S. Services (1)	(11,322)	(9,238)	(5,995)	(27,775)	(13,018)
Tubular Sales	(1,333)	815	165	1,736	1,343
Blackhawk	3,477	2,965	—	7,653	—
	1,973	3,564	(1,298)	7,073	20,077
Interest income, net	1,019	753	646	2,170	1,050
Depreciation and amortization	(30,650)	(30,951)	(26,545)	(92,700)	(84,278)
Income tax (expense) benefit	(87,613)	6,076	6,800	(72,419)	15,311
Gain (loss) on sale of assets	829	(210)	46	2,091	1,095
Foreign currency gain (loss)	1,839	599	(1,696)	3,184	(5,907)
Derecognition of the TRA liability	122,515	—	—	122,515	—
Charges and credits (2)	(7,616)	(5,781)	(20,151)	(22,231)	(37,241)
Net income (loss)	$2,296	$(25,950)	$(42,198)	$(50,317)	$(89,893)

(1)
Amounts previously reported as Corporate and other of $159 and $361 for the three and nine months ended September 30, 2016, respectively, have been reclassified to U.S. Services to conform to the current presentation. Adjusted EBITDA for the three and nine months ended September 30, 2016 differs from the previously reported due to the inclusion of amounts related to investigation-related matters of $1,779 and $5,054, respectively.

(2)
Comprised of Equity-based compensation expense (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : $2,342, $3,415 and $3,828, respectively, and for the nine months ended September 30, 2017 and 2016 : $11,458 and $12,356, respectively), Mergers and acquisition expense (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : none, $10 and none, respectively, and for the nine months ended September 30, 2017 and 2016 : $459 and none, respectively), Severance and other charges (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : $1,648, $(299) and $14,534, respectively, and for the nine months ended September 30, 2017 and 2016 : $2,386 and $18,858, respectively), Unrealized and realized (losses) (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : $(1,123), $(1,088) and $(10), respectively, and for the nine months ended September 30, 2017 and 2016 : $(2,819) and $(973), respectively) and investigation-related matters (for the three months ended September 30, and June 30, 2017 and September 30, 2016 : $2,503, $1,567 and $1,779, respectively, and for the nine months ended September 30, 2017 and 2016 : $5,109 and $5,054, respectively).

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Net cash provided by (used in) operating activities	$32,052	$1,968	$(30,191)	$24,585	$27,846
Add: proceeds from sale of assets	8,490	564	278	10,690	2,235
Less: capital expenditures	3,407	3,477	11,406	18,604	29,777
Free cash flow	$37,135	$(945)	$(41,319)	$16,671	$304

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Diluted net income (loss) available to common shareholders	$2,296	$(25,950)	$(36,982)	$(50,317)	$(69,153)
Derecognition of the TRA liability	(122,515)	—	—	(122,515)	—
Reversal of deferred tax assets associated with the TRA	49,775	—	—	49,775	—
Establishment of valuation allowances against net deferred tax assets and other TRA-related adjustments	43,747	—	—	43,747	—
Severance and other charges (net of tax)	1,207	(268)	11,925	1,670	15,559
Mergers and acquisition expense (net of tax)	—	6	—	260	—
Doubtful receivables related to Venezuela operations (1)	—	—	—	—	9,657
Diluted net loss excluding certain items available to common shareholders	$(25,490)	$(26,212)	$(25,057)	$(77,380)	$(43,937)

Income (loss) per diluted share	$0.01	$(0.12)	$(0.21)	$(0.23)	$(0.43)
Derecognition of the TRA liability	(0.55)	—	—	(0.55)	—
Reversal of deferred tax assets associated with the TRA	0.22	—	—	0.22	—
Establishment of valuation allowances against net deferred tax assets and other TRA-related adjustments	0.20	—	—	0.20	—
Severance and other charges (net of tax)	0.01	—	0.07	0.01	0.10
Mergers and acquisition expense (net of tax)	—	—	—	—	—
Doubtful receivables related to Venezuela operations (1)	—	—	—	—	0.06
Loss per diluted share excluding certain items	$(0.11)	$(0.12)	$(0.14)	$(0.35)	$(0.27)

(1)	No tax benefit associated with bad debt expense.

FRANK'S INTERNATIONAL N.V.
INCOME (LOSS) PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Numerator
Net income (loss)	$2,296	$(25,950)	$(42,198)	$(50,317)	$(89,893)
Less: Net loss attributable to noncontrolling interest	—	—	5,216	—	20,741
Less: Preferred stock dividends	—	—	—	—	(1)
Net income (loss) available to common shareholders	$2,296	$(25,950)	$(36,982)	$(50,317)	$(69,153)
Denominator
Basic weighted average common shares	223,056	222,914	177,125	222,847	162,656
Restricted stock units (1)	525	—	—	—	—
Diluted weighted average common shares (1)	223,581	222,914	177,125	222,847	162,656
Income (loss) per common share:
Basic	$0.01	$(0.12)	$(0.21)	$(0.23)	$(0.43)
Diluted	$0.01	$(0.12)	$(0.21)	$(0.23)	$(0.43)

(1)	Approximate number of shares of potentially convertible preferred stock to common stock up until the time of conversion on August 26, 2016, unvested restricted stock units and stock to be issued pursuant to the ESPP have been excluded from the computation of diluted income (loss) per share as the effect would be anti-dilutive when the results from operations are at a net loss position.	—	425	32,977	624	47,273

FRANK'S INTERNATIONAL N.V.
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2017	2016
Cash and cash equivalents	$233,338	$319,526
Short-term investments	60,598	—
Working capital	473,100	540,670
Property, plant and equipment, net	497,784	567,024
Total assets	1,357,315	1,588,061
Total debt	87	276
Total equity	1,223,483	1,311,319

	Nine Months Ended
	September 30,
	2017	2016
Net cash provided by operating activities	$24,585	$27,846
Net cash used in investing activities	(57,243)	(17,362)
Net cash used in financing activities	(51,634)	(79,831)
	(84,292)	(69,347)
Effect of exchange rate changes on cash	(1,896)	(3,162)
Net decrease in cash and cash equivalents	$(86,188)	$(72,509)

Capital expenditures	$18,604	$29,777